Exhibit 10.Z
JOHNSON CONTROLS, INC.
RETIREMENT RESTORATION PLAN
ARTICLE 1.
PURPOSE AND DURATION
Section 1.1. Purpose. The purpose of the Johnson Controls Retirement Restoration Plan (formerly the Equalization Benefit Plan) is to restore retirement benefits to certain participants in the Company’s or its subsidiary’s pension or savings plans whose benefits under said plans are or will be limited by reason of Code Sections 401(a)(17), 401(k), 401(m), 402(g) and/or 415, and/or by reason of the election of such employees to defer income or reduce salary pursuant to this Plan or to defer annual incentive payments pursuant to the Johnson Controls, Inc. Executive Deferred Compensation Plan. This Plan is completely separate from the tax-qualified pension plans maintained by the Company and is not funded or qualified for special tax treatment under the Code. The Plan is intended to be an unfunded plan covering a select group of management and highly compensated employees for purposes of ERISA.
Section 1.2. Duration of the Plan. The Plan became effective as of January 1, 1980, and was most recently amended and restated effective January 1, 2005, and includes amendments through January 1, 2006. The provisions of the Plan as amended and restated apply to each individual with an interest hereunder on or after January 1, 2005. The Plan shall remain in effect until terminated pursuant to Article 8.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:
     (a) “Actuarial Equivalent” means a benefit of equivalent value determined in accordance with acceptable actuarial principles, utilizing the interest and mortality rates specified for actuarial equivalence in the Pension Plan.
     (b) “Administrator” means the Employee Benefits Policy Committee of the Company.
     (c) “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c).
     (d) “Annual Incentive Plan” means the annual incentive portion only of the Johnson Controls, Inc. Annual and Long-Term Incentive Performance Plan as from time to time amended and in effect and any successor to such plan maintained by the Company or any successor or affiliate of the Company.
     (e) “Board” means the Board of Directors of the Company.

     (f) “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
     (g) “Committee” means the Compensation Committee of the Board.
     (h) “Company” means Johnson Controls, Inc., a Wisconsin corporation, and its successors as provided in Article 13.
     (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.
     (j) “Exchange Act” means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.
     (k) “Fair Market Value” means with respect to a Share, except as otherwise provided herein, the closing sales price of a Share on the New York Stock Exchange as of 4:00 p.m. EST on the date in question (or the immediately preceding trading day if the date in question is not a trading day), and with respect to any other property, such value as is determined by the Administrator.
     (l) “Investment Options” means the Share Unit Account and any other options made available by the Administrator, which shall be used for the purpose of measuring hypothetical investment experience attributable to a Participant’s Savings Supplement Account.
     (m) “Participant” means an employee of the Company or a subsidiary who is described in an applicable Appendix hereto; provided that the Committee shall limit the foregoing group of eligible employees to a select group of management and highly compensated employees, as determined by the Committee in accordance with ERISA. Where the context so requires, a Participant also means a former employee entitled to receive a benefit hereunder.
     (n) “Pension Plan” means the Johnson Controls Pension Plan, a defined benefit pension plan, and any successor to such plan maintained by the Company.
     (o) “Pension Plan Benefits” means the aggregate monthly benefits payable under the Pension Plan.
     (p) “Pension Plan Supplement Benefits” means the aggregate monthly benefits payable under an applicable Appendix hereto as a supplement to a Participant’s Pension Plan Benefits.
     (q) “Savings Plan” means the Johnson Controls Savings and Investment (401(k)) Plan, a defined contribution plan, and any successor to such plan maintained by the Company.

     (r) “Savings Supplement Account” means the record keeping account or accounts maintained to record the interest of each Participant under Article 5 of the Plan and the applicable Appendices. A Savings Supplement Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.
     (s) “Separation from Service” means a Participant’s termination of employment from the Company and all Affiliates, subject to the following:
(1) If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided by either by statute or by contract. If the period of the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day of the seventh (7th) month of the leave of absence.
(2) If a Participant provides insignificant services to the Company or an Affiliate, the Participant will be deemed to have incurred a Separation from Service. For this purpose, a Participant is not considered to be providing insignificant services if he or she provides services at an annual rate that is at least equal to twenty percent (20%) of the services rendered by such individual, on average, during the immediately preceding three (3) calendar years of employment (or his or her actual period of employment if less) and the annual remuneration for such services is at least equal to twenty percent (20%) of the average annual remuneration earned during the final three (3) full calendar years of employment (or his or her actual period of employment, if less).
(3) If a Participant continues to provide services to the Company or an Affiliate in a capacity other than as an employee, the Participant will not be deemed to have Separated from Service if the Participant is providing services at an annual rate that is at least fifty percent (50%) of the services rendered by such individual, on average, during the immediately preceding three (3) calendar years of employment (or his or her actual period of employment if less) and the annual remuneration for such services is at least fifty percent (50%) of the average annual remuneration earned during the final three (3) full calendar years of employment (or his or her actual period of employment if less).
     (t) “Share” means a share of common stock of the Company.

     (u) “Share Unit Account” means the account described in Section 5.4, which is deemed invested in Shares.
     (v) “Share Units” means the hypothetical Shares that are credited to the Share Unit Accounts in accordance with Section 5.3.
     (w) “Spouse” means the person to whom a Participant is lawfully married pursuant to Federal law; provided that for purposes of payment of the death benefit under Section 4.3, “Spouse” means the person to whom a deceased Participant was lawfully married pursuant to Federal law throughout the 1-year period preceding the date of his or her death.
     (x) “Unforeseeable Emergency” means a severe financial hardship of the Participant, resulting from any of the following:
(1) an illness or accident of the Participant, his or her spouse or dependent (as defined in Code Section 152(a));
(2) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or
(3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrator.
     (y) “Valuation Date” means each day when the United States financial markets are open for business, as of which the Administrator will determine the value of each Account and will make allocations to Accounts.
Section 2.2. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.
Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
ARTICLE 3.
ADMINISTRATION
Section 3.1. General. The Committee shall have overall authority with respect to administration of the Plan, provided that the Administrator shall have responsibility for the general operation and daily administration of the Plan as specified herein. If at any time the Committee shall not be in existence, then the administrative functions of the Committee shall be assumed by the Board (with the assistance of the Administrator), and any references herein to the Committee shall be deemed to include references to the Board.
Section 3.2. Authority and Responsibility. In addition to the authority specifically provided herein, the Committee and the Administrator shall have the discretionary authority to take any action or make any determination it deems necessary for the proper administration of the Plan with respect to its respective duties, including but not limited to the power and authority to: (a) prescribe rules and regulations for the administration of the Plan; (b) prescribe forms for use with respect to the Plan; (c) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms; (d) make appropriate determinations, including factual determinations, and calculations; and (e) prepare all reports required by law. Any action taken by the Committee shall be controlling over any contrary action of the Administrator. The Committee or Administrator may delegate its ministerial duties to a third party and to the extent of such delegation, references to the Committee or Administrator hereunder shall mean such delegatee.
Section 3.3. Decisions Binding. The Committee’s and the Administrator’s determinations shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.
Section 3.4. Procedures for Administration. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by the members of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. Service on the Committee shall constitute service as a director of the Company so that the Committee members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee services to the same extent that they are entitled under the Company’s By-laws and Wisconsin law for their services as directors of the Company. The Administrator’s determinations shall be made in accordance with procedures it establishes.
Section 3.5. Restrictions to Comply with Applicable Law. All transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee and the Administrator shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.
ARTICLE 4.
PENSION PLAN SUPPLEMENT
Section 4.1. Eligibility for and Amount of Benefits. Participants shall be eligible for Pension Plan Supplement Benefits in accordance with the terms of the applicable Appendix.
Section 4.2. Payment of Pension Plan Supplement Benefits. The following provisions apply to all Participants except those specified on the Addendum.

     (a) Annuity Starting Date. The annuity starting date of a Participant’s vested Pension Plan Supplement Benefit shall be the later to occur of: (i) the first day of the month coincident with or following the Participant’s attainment of age fifty-five (55) (even if the Participant does not survive to such date) or (ii) the first day of the month coincident with or following the Participant’s Separation from Service.
     (b) Timing of Payment. Payment of the vested Pension Plan Supplement Benefit shall begin on the Participant’s annuity starting date, or if later, the first day of the seventh month following the month in which the Participant’s Separation from Service occurs (the “Delayed Payment Date”). If monthly payments are to begin on a Delayed Payment Date, then all monthly payments that were due from the annuity starting date to the Delayed Payment Date shall be accumulated and paid in a lump sum on the Delayed Payment Date, and the Participant shall receive an additional payment of interest (equal to the interest rate assumption used for non-lump sum Actuarial Equivalence) calculated on a simple (i.e. non-compounded) basis from the Annuity Starting Date to the Delayed Payment Date.
     (c) Normal Form of Payment. Subject to the Participant’s election of an alternative form of benefit under subsection (d),
(1) For a Participant who has no Spouse on the annuity starting date, payment shall be made in the form of a single life annuity, which provides monthly payments for the life of the Participant, beginning on the annuity starting date and ending with the payment due for the month in which the Participant’s death occurs, in the amount calculated under the applicable Appendix.
(2) For a Participant who has a Spouse on the annuity starting date, payment shall be made in the form of a joint and fifty percent (50%) survivor annuity, which provide monthly payments for the life of the Participant in reduced amounts which are the Actuarial Equivalent of the payments calculated under the applicable Appendix, and in the event the Participant predeceases his Spouse, monthly payments equal to fifty percent (50%) of such reduced amounts shall be continued to such Spouse for the Spouse’s life. Payments of such benefits shall end with the payment due for the month in which the later of the death of the Participant or his Spouse (as applicable) occurs.
(3) If the Participant dies before his annuity starting date under this Plan and payment is to be made to the Spouse of the Participant, payment shall be made in the form of a single life annuity, which provides monthly payments for the life of the Spouse, beginning on the annuity starting date and ending with the payment due for the month in which the Spouse’s death occurs, in the amount calculated under the applicable Appendix. If the Spouse dies before the annuity starting date, no benefit shall be payable under this Article 4.
     (d) Optional Forms of Benefit. In lieu of the normal form of payment described in subsection (c), a Participant may elect at any time prior to his annuity starting date to receive his benefit in one of the following optional forms of payment. Payments made under each optional form of payment shall be the Actuarial Equivalent of the benefit payment amount determined under the applicable Appendix. The Participant’s election of an optional form of distribution shall be made in the form and manner and within such timeframes as the Administrator may prescribe and shall be irrevocable once benefit payments commence.
(1) Joint and Survivor Annuity: The joint and survivor annuity form provides monthly payments to the Participant while living and, in the event the Participant predeceases his or her joint annuitant, monthly payments equal to 100%, 75% or 50% (as elected by the Participant) of the Participant’s monthly payments shall be continued to such joint annuitant for his or her life. Such payments shall end with the payment due on the first day of the month in which the later of the death of the Participant or the joint annuitant (as applicable) occurs.
(2) Life Only Annuity: The Life Only Annuity form provides monthly payments to the Participant for life, ending with the payment due on the first day of the month in which the death of the Participant occurs.
(3) Life Annuity – 10 Years Certain: The Life Annuity – 10 Years Certain form provides monthly payments to the Participant while living and, in the event the Participant dies before receiving 120 monthly payments, such payments will continue to the Participant’s designated beneficiary. Such payments shall end with the payment due on the first day of the month in which the death of the Participant occurs or with the 120th payment, as applicable.
     (e) Earlier Distribution. Notwithstanding the foregoing, if an amount deferred under this Plan is required to be included in income under Code Section 409A prior to the date such amount is actually distributed, a Participant shall receive a distribution, in a lump sum as soon as practicable after the date the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.
     (f) Delay in Payment. Notwithstanding the foregoing, if a distribution will violate the terms of a loan agreement or other similar contract to which the Company or an Affiliate, as applicable, is a party, and if any such violation will cause material harm to the Company or Affiliate, the distribution shall be delayed until the first date that a violation will not occur or the violation will not cause material harm to the Company or an Affiliate.
Section 4.3. Death Benefit. The Spouse, if any, of a deceased Participant shall be entitled to a pre-retirement surviving spouse’s benefit if the Participant’s death occurs before his or her Annuity Starting Date and after the Participant has become vested in his or her Pension Plan Supplement Benefit. The amount of the pre-retirement surviving spouse benefit payable to the Participant’s Spouse shall be equal to the amount that would have been payable to the Spouse had the Participant (i) ceased employment; (ii) commenced a Pension Plan Supplement Benefit at the Annuity Starting Date having elected a joint and 50% survivor annuity form of benefit payment with his or her Spouse as contingent annuitant; and (iii) died the next day. Payments shall be made in the form of a single life annuity for the life of the Spouse and shall commence on the Annuity Starting Date.

ARTICLE 5.
SAVINGS PLAN SUPPLEMENT
Section 5.1. Eligibility for and Amount of Benefits. Participants shall be eligible for a Savings Plan Supplement Account in accordance with the terms of the applicable Appendix.
Section 5.2. Investment Election. Amounts credited to a Participant’s Savings Supplement Account shall reflect the investment experience of the Investment Options selected by the Participant. The Participant may make an initial investment election at the time of enrollment in the Plan. A Participant may also elect to reallocate his or her Savings Supplement Account, and may elect to allocate any future deferrals, among the various Investment Options from time to time. Such investment elections shall remain in effect until changed by the Participant. All investment elections shall become effective as soon as practicable after receipt of such election, and must be made in the form and manner and within such time periods as the Administrator may prescribe in order to be effective. In the absence of an effective election, the Participant’s Savings Supplement Account shall be deemed invested in the default fund specified for the Savings Plan (or any successor plan thereto). Deferrals will be deemed invested in an Investment Option as of the date on which the deferrals are allocated under the Plan as described in the Appendices.
On each Valuation Date, the Administrator or its designee shall credit the deemed investment experience with respect to the selected Investment Options to each Participant’s Savings Supplement Account.
Notwithstanding anything herein to the contrary, the Company retains the right to allocate actual amounts hereunder without regard to a Participant’s request.
Section 5.3. Valuation of Share Unit Account. When any amounts are to be allocated to a Share Unit Account (whether in the form of deferrals or amounts that are deemed transferred from another Investment Option), such amount shall be converted to whole and fractional Share Units, by dividing the amount to be allocated by the Fair Market Value of a Share on the effective date of such allocation. If any dividends or other distributions are paid on Shares while a Participant has Share Units credited to his Account, such Participant shall be credited with a dividend award equal to the amount of the cash dividend paid or Fair Market Value of other property distributed on one Share, multiplied by the number of Share Units credited to his Share Unit Account on the date the dividend is declared. The dividend award shall be converted into additional Share Units as provided above using the Fair Market Value of a Share on the date the dividend is paid or distributed. Any other provision of this Plan to the contrary notwithstanding, if a dividend is declared on Shares in the form of a right or rights to purchase shares of capital stock of the Company or any entity acquiring the Company, no additional Share Units shall be credited to the Participant’s Share Unit Account with respect to such dividend, but each Share Unit credited to a Participant’s Share Unit Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Share Unit Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then attached to one Share.

          In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Shares, the Committee may make appropriate equitable adjustments with respect to the Share Units credited to the Share Unit Account of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.
Section 5.4. Securities Law Restrictions. Notwithstanding anything to the contrary herein, all elections under this Article by a Participant who is subject to Section 16 of the Exchange Act are subject to review by the Administrator prior to implementation. In accordance with Section 3.5, the Administrator may restrict additional transactions, rescind transactions, or impose other rules and procedures, to the extent deemed desirable by the Administrator in order to comply with the Exchange Act, including, without limitation, application of the review and approval provisions of this Section 5.4 to Participants who are not subject to Section 16 of the Exchange Act.
Section 5.5. Accounts are For Record Keeping Purposes Only. The Savings Supplement Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under Article 5 of the Plan, and shall not constitute or imply an obligation on the part of the Company or any Affiliate to fund such benefits. In any event, the Company or an Affiliate may, in its discretion, set aside assets equal to part or all of such account balances and invest such assets in Company stock, life insurance or any other investment deemed appropriate. Any such assets, including Company stock, shall be and remain the sole property of the employer that set aside such assets, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.
Section 5.6. Payment of Benefits.
     (a) Distribution Election. Subject to the terms of an applicable Appendix, a Participant shall make a distribution election with respect to his Savings Supplement Account in such form and manner as the Administrator may prescribe. The election shall specify whether distributions shall be made in a single lump sum or in annual installments of from two (2) to ten (10) years. Such election shall be irrevocable. If no valid election is in effect, distributions shall be made in ten (10) annual installments.
     (b) Time of Distribution.
(1) Separation from Service. Upon a Participant’s Separation from Service for any reason, the Participant, or his Beneficiary in the event of his death, shall be entitled to payment of the vested amount accumulated in such Participant’s Savings Supplement Account.
(2) Earlier Distribution. Notwithstanding the foregoing, a distribution may be made prior to the Participant’s Separation from Service as follows:
(A) If an amount deferred under this Plan is required to be included in income under Code Section 409A prior to the date such amount is actually distributed, a Participant shall receive a distribution, in a lump sum as soon as practicable after the date the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.
(B) If an amount under the Plan is required to be immediately distributed in a lump sum under a domestic relations order within the meaning of Code Section 414(p)(1)(B), it may be distributed according to the terms of such order, provided the Participant holds the Administrator harmless with respect to such distribution. The Plan shall not distribute amounts required to be distributed under a domestic relations order other than in the limited circumstance specifically stated herein.
     (c) Manner of Distribution. The Participant’s Savings Supplement Account shall be paid in cash in the following manner:
(1) Lump Sum. If payment is to be made in a lump sum,
(A) for those Participants whose Separation from Service occurs from January 1 through June 30 of a year, payment shall be made in the first calendar quarter of the following year, and
(B) for those Participants whose Separation from Service occurs from July 1 through December 31 of a year, payment shall be made in the third calendar quarter of the following year.
The lump sum payment shall equal the vested balance of the Participant’s Savings Supplement Account as of the Valuation Date immediately preceding the distribution date.
(2) Installments. If payment is to be made in annual installments, the first annual payment shall be made:
(A) for those Participants whose Separation from Service occurs from January 1 through June 30 of a year, in the first calendar quarter of the following year, and
(B) for those Participants whose Separation from Service occurs during the period from July 1 through December 31 of a year, in the third calendar quarter of the following year.
The amount of the first annual payment shall equal the value of 1/10th (or 1/9th, 1/8th, 1/7th, etc. depending on the number of installments elected) of the vested balance of the Participant’s Savings Supplement Account as of the Valuation Date immediately preceding the distribution date. All subsequent annual payments shall be made in the first calendar quarter of each subsequent calendar year, and shall be equal the value of 1/9th (or 1/8th, 1/7th, 1/6th, etc. depending on the number of installments elected) of the vested balance of the Participant’s Savings Supplement Account as of the Valuation Date immediately preceding the distribution date. The final annual installment payment shall equal the then remaining vested balance of such Savings Supplement Account as of the Valuation Date preceding such final payment date.
(3) Delay in Payment. Notwithstanding the foregoing, a distribution may be delayed beyond the date it would have otherwise been paid under paragraph (1) or (2) in the following circumstances:
(A) If the distribution will violate the terms of a loan agreement or other similar contract to which the Company or an Affiliate, as applicable, is a party, and if any such violation will cause material harm to the Company or Affiliate, the distribution shall be delayed until the first date that a violation will not occur or the violation will not cause material harm to the Company or an Affiliate.
(B) If the distribution will violate the terms of Section 16(b) of the Exchange Act or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.
Section 5.7. Death Benefit.
     (a) Distribution. In the event of the Participant’s death prior to receiving all payments due hereunder, the vested balance of the Participant’s Savings Supplement Account shall be paid to the Participant’s Beneficiary in a cash lump sum as soon as practicable after the Participant’s death.
     (b) Designation of Beneficiary. Each Participant may designate a beneficiary in such form and manner and within such time periods as the Administrator may prescribe. A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Administrator (or its delegatee) while the Participant was alive shall be given effect. If a Participant designates a beneficiary without providing in the designation that the beneficiary must be living at the time of each distribution, the designation shall vest in the beneficiary all of the distribution whether payable before or after the beneficiary’s death, and any distributions remaining upon the beneficiary’s death shall be made to the beneficiary’s estate. In the event there is no valid beneficiary designation in effect at the time of the Participant’s death, in the event the Participant’s designated beneficiary does not survive the Participant, or in the event that the beneficiary designation provides that the Beneficiary must be living at the time of each distribution and such designated Beneficiary does not survive to a distribution date, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse, provided the Administrator has notice of such divorce or legal separation prior to payment.

     Section 5.8. Distribution in Event of Unforeseeable Emergency. If requested by a Participant while in the employ of the Company or an Affiliate and if the Administrator determines that an Unforeseeable Emergency has occurred, all or part of the Participant’s vested Account may be paid out to the Participant in a cash lump sum. The amount to be distributed to the Participant shall only be such amount as is needed to alleviate the Participant’s Unforeseeable Emergency, including any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship), or by cessation of deferrals under the Plan.
ARTICLE 6.
NON-ALIENATION OF PAYMENTS
          Except as specifically provided herein, benefits payable under the Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit payment, whether currently or thereafter payable, shall not be recognized by the Administrator or the Company. Any benefit payment due hereunder shall not in any manner be liable for or subject to the debts or liabilities of any Participant or other person entitled thereto. If any such person shall attempt to alienate, sell, transfer, assign, pledge or encumber any benefit payments to be made to that person under the Plan or any part thereof, or if by reason of such person’s bankruptcy or other event happening at any time, such payments would devolve upon anyone else or would not be enjoyed by such person, then the Administrator, in its discretion, may terminate such person’s interest in any such benefit payment, and hold or apply it to or for the benefit of that person, the spouse, children or other dependents thereof, or any of them, in such manner as the Administrator deems proper.
ARTICLE 7.
LIMITATION OF RIGHTS
Section 7.1. No Right to Employment. Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any person any right to be retained in the service of the Company or any Affiliate, limiting in any way the right of the Company or any Affiliate to terminate such person’s employment at any time, evidencing any agreement or understanding that the Company or any Affiliate will employ such person in any particular position or at any particular rate of compensation or guaranteeing such person any right to receive any other form or amount of remuneration from the Company or any Affiliate.
Section 7.2. No Right to Benefits.
     (a) Unsecured Claim. The right of a Participant, his spouse or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant, his spouse nor any Beneficiary shall have any rights in or against any amount credited to his Savings Supplement Account, any accrued benefit under Article 4 or any other specific assets of the Company or an Affiliate. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except as permitted under

Section 5.7. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by him or his guardian or legal representative.
     (b) Contractual Obligation. The Company or an Affiliate may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company or an Affiliate shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any Affiliate. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant or Beneficiary, or any other person.
ARTICLE 8.
AMENDMENT OR TERMINATION
Section 8.1. Amendment. The Committee may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) accruals or deferrals to be made on or after the amendment date; provided, however, that no amendment may reduce or eliminate any vested accrued benefit under Article 4 or the Savings Supplement Account balance accrued under Article 5 to the date of such amendment (except as benefit may be reduced as a result of the amount payable under the Pension Plan or except as such Savings Supplement Account balance may be reduced as a result of investment losses allocable to such account) without a Participant’s consent except as otherwise specifically provided herein; and provided further that any amendment that expands the class of employees eligible for participation under the Plan or that materially increases the amount of benefits payable hereunder must be approved by the Board. In addition, the Administrator may at any time amend the Plan to make administrative or ministerial changes or changes necessary to comply with applicable law.
Section 8.2. Termination. The Committee may terminate the Plan in accordance with the following provisions. Upon termination of the Plan, any deferral elections then in effect shall be cancelled and any accruals under Article 4 shall cease as if the termination date of the Plan were the annuity starting date.
(1) The Committee may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts accrued under the Plan but not yet paid are distributed to the Participants, spouses or Beneficiaries, as applicable, in a single sum payment, regardless of any distribution election then in effect, in the later of: (A) the calendar year in which the Plan termination occurs or (B) the first calendar year in which payment is administratively practicable.
(2) The Committee may terminate the Plan at any time during the period that begins thirty (30) days prior and ends twelve (12)

months following a Change of Control, provided that all substantially similar arrangements (within the meaning of Code Section 409A) sponsored by the Company are terminated, so that all participants under similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.
(3) The Committee may terminate the Plan at any other time. In such event, all amounts accrued under the Plan but not yet paid will be distributed to all Participants, spouses or Beneficiaries, as applicable, in a single sum payment mo earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination, regardless of any distribution election then in effect. This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within five (5) years following the date of the Plan’s termination, unless any individual who was a Participant under this Plan is excluded from participating thereunder for such five (5) year period.
Section 8.4. Entitlement to Benefits. It is understood that an individual’s entitlement to Pension Plan Supplement Benefits may be automatically reduced as the result of an increase in his Pension Plan Benefits. Nothing herein shall be construed in any way to limit the right of the Company to amend or modify the Pension Plan or Savings Plan.
ARTICLE 9.
SPECIAL RULES APPLICABLE IN THE EVENT OF A
CHANGE OF CONTROL OF THE COMPANY
Section 9.1. Acceleration of Payments. Notwithstanding any other provision of this Plan, within thirty (30) days after a Change of Control, each Participant (or any spouse or Beneficiary thereof entitled to receive payments hereunder), including Participants (or spouses or Beneficiaries) receiving installment or annuity payments under the Plan, shall be entitled to receive a lump sum payment in cash of all amounts accumulated in such Participant’s Savings Supplement Account and the single sum Actuarial Equivalent value of the Participant’s accrued Pension Plan Supplement Benefits. Such payment shall be made as soon as practicable following the Change of Control.
          In determining the amount accumulated in a Participant’s Share Unit Account, each Share Unit shall have a value equal to the higher of (a) the highest reported sales price, regular way, of a share of the Company’s common stock on the Composite Tape for New York

Stock Exchange Listed Stocks (the “Composite Tape”) during the sixty-day period prior to the date of the Change of Control of the Company and (b) if the Change of Control of the Company is the result of a transaction or series of transactions described in Section 9.2(a), the highest price per Share of the Company paid in such transaction or series of transactions.
     Section 9.2. Definition of a Change of Control. A Change of Control means any of the following events, provided that each such event would constitute a change of control within the meaning of Code Section 409A:
     (a) The acquisition, other than from the Company, by any individual, entity or group of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act), including in connection with a merger, consolidation or reorganization, of more than either:
(1) Fifty percent (50%) of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or
(2) Thirty-five (35%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or
     (b) Individuals who, as of January 1, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12-month period, provided that any individual becoming a director subsequent to January 1, 2005, whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or
     (c) A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition. For purposes hereof, “a sale or other disposition of all or substantially all of the assets of the Company” will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to the acquisition. For this purpose, “gross fair market value” means the value of the assets without regard to any liabilities associated with such assets.
     For purposes of this Section 9.2, persons will not be considered to be acting as a “group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a “group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and any other corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in such corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the Company.
Section 9.3. Maximum Payment Limitations.
     (a) Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company or a subsidiary (in the aggregate, “Total Payments”), would constitute an “excess parachute payment”, then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code; provided that this Section shall not apply in the case of a Participant who has in effect a valid employment contract providing that the Total Payments to the Participant shall be determined without regard to the maximum amount allowable under Section 280G of the Code. The terms “excess parachute payment” and “parachute payment” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Company to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment, the Participant and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company’s independent auditors and acceptable to the Participant in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the

Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant. Such opinion shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within thirty days of his receipt of such opinion or, if the Participant fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Company shall obtain, at the Company’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section shall be of no further force or effect.
     (b) Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.
ARTICLE 10.
ERISA PROVISIONS
Section 10.1. Claims Procedures.
     (a) Initial Claim. If a Participant, spouse or Beneficiary (the “claimant”) believes that he is entitled to a benefit under the Plan that is not provided, the claimant or his legal representative shall file a written claim for such benefit with the Committee within one hundred and eighty (180) days from the date the claimant receives the distribution giving rise to the claim or, if earlier, knows of the facts giving rise to the claim. The Administrator shall review the claim within ninety (90) days following the date of receipt of the claim; provided that the Administrator may determine that an additional ninety (90)-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review. If the claimant does not receive a written decision within the time period(s) described above, the claim shall be deemed denied on the last day of such period(s).

     (b) Request for Appeal. The claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Committee within sixty (60) days after claimant’s receipt of the decision or deemed denial. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within sixty (60) days after receiving the claimant’s written appeal; provided that the Committee may determine that an additional sixty (60)-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).
Section 10.2. ERISA Fiduciary. For purposes of ERISA, the Committee shall be considered the named fiduciary under the Plan and the plan administrator.
ARTICLE 11.
TAX WITHHOLDING
The Company shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s benefit under Article 4 or Savings Supplement Account balance under Article 5 shall be reduced by the amount needed to pay the Participant’s portion of such tax.
ARTICLE 12.
OFFSET
          The Company shall have the right to offset from the benefits payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his spouse or Beneficiary, in the event of the Participant’s death).

ARTICLE 13.
SUCCESSORS
          All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
ARTICLE 14.
DISPUTE RESOLUTION
Section 14.1. Governing Law. This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by federal law.
Section 14.2. Limitation on Actions. Any action or other legal proceeding under ERISA with respect to the Plan may be brought only after the claims and appeals procedures of Article 10 are exhausted and only within the period ending on the earlier of (i) one year after the date the claimant receives notice of a denial or deemed denial upon appeal under Section 10.1(b), or (ii) the expiration of the applicable statute of limitations period under applicable federal law. Any action or other legal proceeding not adjudicated under ERISA must be arbitrated in accordance with the provisions of Section 14.3.
Section 14.3. Arbitration.
     (a) Application. Notwithstanding any employee agreement in effect between a Participant and the Company or any subsidiary employer, if a Participant, spouse or beneficiary brings a claim that relates to benefits under this Plan that is not covered under ERISA, and regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
     (b) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:
Office of General Counsel
Johnson Controls, Inc.
5757 North Green Bay Avenue
P.O. Box 591
Milwaukee, WI 53201-0591

          The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.
     (c) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant, spouse or beneficiary must initiate and participate in any complaint resolution procedure identified in the Company’s or subsidiary’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable Company or subsidiary complaint resolution procedure has been completed.
     (d) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.
     (e) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or subsidiary shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his/her attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.
     (f) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.
     (g) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

APPENDIX A
OFFICERS
1.	Eligibility. This Appendix A covers officer employees of the Company who are participants in the Pension Plan and/or the Savings Plan, and whose benefits under the Pension Plan and/or Savings Plan are limited as described in Section 1.1.

2.	Participation Date. An officer employee shall become a Participant on the date he or she is elected as an officer of the Company by the Company’s Board of Directors.

3.	Pension Plan Supplement.
     (a) Eligibility. Any Participant who retires under the Pension Plan on or after January 1, 1980, or such Participant’s Spouse who is entitled to a benefit under the Pension Plan, shall be entitled to a benefit payable hereunder in accordance with this Section 3.
     (b) Amount of Pension Plan Supplement. The amount of monthly benefits to which an eligible individual is entitled shall equal the excess, if any, of:
(1) The amount of such Participant’s, surviving Spouse’s or other beneficiaries’ Pension Plan Benefits computed under the provisions of the Pension Plan (assuming the annuity starting date under this Plan is the annuity starting date under the Pension Plan), without regard to the limitations imposed by reason of Section 415 of the Code or the limit on considered compensation under Section 401(a)(17) of the Code, and on the assumption that all amounts of cash compensation which the Participant elected to defer under the Annual Incentive Plan and/or under Article 5 of this Plan were paid as “Compensation” as defined in the Pension Plan (to the extent not already included in such “Compensation” under the applicable Pension Plan definition); over
(2) The amount of Pension Plan Benefits payable to such Participant, surviving Spouse or other beneficiary for each month under the Pension Plan, as computed under the provisions of the Pension Plan (assuming the annuity starting date under this Plan is the annuity starting date under the Pension Plan) and subject to the above mentioned limitations.
4.	Savings Plan Supplement.
     (a) Before-Tax Contributions Allocation. For each calendar year, each Participant may elect that, in the event the Participant’s ability to make Before-Tax Matched Contributions under the Savings Plan is limited by reason of Sections 401(k), 402(g) or 415 of the Code and/or the limit on considered compensation under Section 401(a)(17) of the Code, then the difference between the amount of Before-Tax Matched Contributions that the Participant could have made under the Savings Plan for any calendar year (assuming the Participant elected the maximum amount of Before-Tax Matched Contributions for the calendar year and did not change his election during the calendar year) and the amount that would have been contributed as Before-Tax Matched

Contributions but for such limits shall be credited, as of December 31 of such year, to the Participant’s Savings Supplement Account. A Participant’s election shall be made prior to the first day of the calendar year to which it relates, and shall be irrevocable as of the first day of such year.
          Notwithstanding the foregoing, in the first calendar year in which an individual becomes a Participant, the Participant shall be automatically deemed to have elected to defer six percent (6%) of his or her compensation that is paid after the date he or she becomes a Participant and that exceeds the Code Section 401(a)(17) limit for such year; provided that the foregoing shall not apply to any individual who first becomes a Participant on or after November 1.
          A Participant’s election (or deemed election in the initial year of participation) shall be effective only for the calendar year to which the election relates, and shall not carry over from year to year. An election (or deemed election) under this subsection (a) shall constitute an election by the Participant to reduce the Participant’s salary by the amount determined under this subsection. The Participant’s election shall be made in the form and manner and within such timeframes as the Administrator may prescribe.
     (b) Matching Contributions Allocation. A Participant’s Savings Supplement Account shall also be credited as of each December 31 with an amount equal to the difference between the amount of Matching Contributions actually credited to the Participant’s Savings Plan account for the year and the amount of Matching Contributions that would have been so credited if the amount determined under subsection (a) had actually been contributed to the Savings Plan (determined without regard to the limitations imposed by Sections 401(m) and 415 of the Code), but only with respect to the period the Participant is covered by this Plan; provided the Participant has met the eligibility requirements to receive a Matching Contribution under the Savings Plan for such year. The Matching Contributions credited hereunder shall be subject to the same vesting requirements as are imposed on matching contributions under the Savings Plan, except that service with York International Corporation prior to January 1, 2006 will not count as vesting service for purposes of this Plan.
     (c) Retirement Income Allocation. A Participant’s Savings Supplement Account also shall be credited as of each December 31 with an amount equal to the difference between the amount of Retirement Income Contributions actually credited to the Participant’s Savings Plan account for the year and the amount of Retirement Income Contributions that would have been so credited if the limit on considered compensation under Section 401(a)(17) of the Code did not apply; provided the Participant has met the eligibility requirements to receive a Retirement Income Contribution under the Savings Plan for such year. The Retirement Income Contributions credited hereunder shall be subject to the same vesting requirements as are imposed on Retirement Income Contributions under the Savings Plan, except that service with York International Corporation prior to January 1, 2006 will not count as vesting service for purposes of this Plan.

     (d) Modification of Compensation. Notwithstanding the foregoing, when determining a Participant’s compensation for purposes of subsections (a), (b) and (c), the only bonus that may be included is the amount a Participant receives (or would receive but for a deferral election) under the Annual Incentive Plan for the calendar year.
     (e) Cancellation of Deferral Elections. If a Participant receives a distribution due to an Unforeseeable Emergency and requests cancellation of his or her deferral election under subsection (a), or if the Administrator determines that such deferral election must be cancelled in order for the Participant to receive a distribution due to an Unforeseeable Emergency, then the Participant’s deferral election shall be cancelled. Likewise, if required for the Participant to receive a hardship distribution under the Savings Plan, or any other 401(k) plan maintained by the Company or an Affiliate, the Participant’s deferral election(s) shall be cancelled. A Participant whose deferral election(s) are cancelled pursuant to this subsection (e) may make a new deferral election under subsection (a) with respect to future calendar years, unless otherwise prohibited by the Administrator.
     (f) Distribution Election. A Participant’s Savings Supplement Account shall be paid in accordance with the distribution election filed under Appendix B if the Participant had previously been eligible for an allocation under Appendix B. If a Participant was not previously participating under Appendix B when he or she first becomes eligible hereunder, then the amounts deferred hereunder in the first year of participation (and earnings thereon) shall be paid in a lump sum, and all future amounts shall be paid in accordance with the Participant’s distribution election, which must be submitted by December 31 of the first year of participation, or if no election is so filed, in accordance with the Plan’s default rules.

APPENDIX B
HIGHLY COMPENSATED EMPLOYEES (RIC)
1.	Eligibility. This Appendix B covers employees of the Company, Johnson Controls Interiors, LLC (on and after January 1, 2006) and York International Corporation who participate in the Savings Plan, and whose Retirement Income Contribution under such plan is limited by reason of the application of Code Section 401(a)(17).

2.	Participation. An eligible employee shall become a Participant on the date the Participant’s compensation first exceeds the Code Section 401(a)(17) limit.

3.	Retirement Income Allocation. A Participant’s Savings Supplement Account shall be credited as of each December 31 with an amount equal to the difference between the amount of Retirement Income Contributions actually credited to the Participant’s Savings Plan account for the year and the amount of Retirement Income Contributions that would have been so credited if the limit on considered compensation under Section 401(a)(17) of the Code did not apply; provided the Participant has met the eligibility requirements to receive a Retirement Income Contribution under the Savings Plan for such year. The Retirement Income Contributions credited hereunder shall be subject to the same vesting requirements as are imposed on Retirement Income Contributions under the Savings Plan, except that service with York International Corporation prior to January 1, 2006 will not count as vesting service for purposes of this Plan.

4.	Modification of Compensation. Notwithstanding the foregoing, when determining a Participant’s compensation for purposes of Section 2, the only bonus that may be included is the amount a Participant receives (or would receive but for a deferral election) under the Annual Incentive Plan for the calendar year.

5.	Special Distribution Rules. Amounts credited under this Appendix B (plus earnings thereon) in the initial year of participation and the immediately following calendar year shall be paid in a lump sum. For all amounts credited thereafter, payment shall be made in accordance with the Participant’s distribution election, which must be submitted by December 31 of the second year of participation, or if no election is so filed, in accordance with the Plan’s default rules.

APPENDIX C
HIGHLY COMPENSATED EMPLOYEES (PENSION)
1.	Eligibility. This Appendix C covers those employees of the Company or Johnson Controls Interiors, LLC (on and after January 1, 2006), who are participants in the Pension Plan, and whose benefits under the Pension Plan are limited as described in Section 1.1, other than employees covered by Appendix A.

2.	Vesting. A Participant shall be entitled to benefits under this Appendix only if the Participant retires or otherwise terminates employment with the Company and its Affiliates on or after the Participant’s attainment of age fifty-five (55) and on or after the date on which the Participant has completed ten (10) years of service. For purposes of this Plan, a Participant shall be credited with years of service equal to the Participant’s years of Vesting Service credited under the Pension Plan, provided that years of service with York International Corporation (or any affiliate thereof) prior to January 1, 2006 shall not be counted as years of service hereunder. In the event that a Participant’s employment is terminated prior to satisfying the vesting requirements of this paragraph, no benefit shall be payable from this Appendix.

3.	Supplemental Retirement Benefit. A Participant who retires under the Pension Plan on or after January 1, 2005 (or with respect to an employee of Johnson Controls Interiors, LLC, on or after January 1, 2006), or such Participant’s Spouse or other beneficiary, shall be entitled to a benefit payable hereunder equal to the excess, if any, of:
     (a) The amount of Participant’s or surviving Spouse’s or other beneficiaries’ Pension Plan Benefits under the provisions of the Pension Plan, without regard to the limitations imposed by reason of the limit on considered compensation under Section 401(a)(17) of the Code, and on the assumption that all amounts that the Participant elected to defer under the under the Annual Incentive Plan were paid as “compensation” as defined in the Pension Plan (to the extent not already included in such “compensation” under the Pension Plan definition); over
     (b) The amount of Pension Plan Benefits actually payable to such Participant, surviving Spouse or other beneficiary for each month under the Pension Plan, as computed under the provisions of the Pension Plan and subject to the above mentioned limitations.

APPENDIX D
MERGED PLANS
PERT Equalization Benefit Plan
Effective January 1, 2006, employees of Johnson Controls Interiors, LLC who were previously eligible to participate in the PERT Equalization Benefit Plan, became eligible for the Johnson Controls Pension and Savings Plans. Accordingly, effective as of January 1, 2006, the PERT Equalization Plan was merged with and into this Plan, with the effect that the account balances under the PERT Equalization Plan were transferred to this Plan. Such account balances will be subject to all of the same terms and conditions of the Plan as apply to the Savings Supplemental Accounts. PERT transferred account balances vest in accordance with the provisions of Appendix C (i.e., upon attainment of age 55 and completion of ten years of service while an employee), provided that the account balance of a Participant who entered the PERT Equalization Plan on January 1, 1999, shall vest in accordance with Section 4.2 of such plan.
During 2005, the PERT Equalization Benefit Plan was operated in good faith compliance with Code Section 409A. The provisions of this Plan that apply to the Savings Supplemental Accounts effective as of January 1, 2005 are deemed to apply to the PERT Equalization Plan effective as of the same date, and the PERT Equalization Plan is amended with respect to the 2005 calendar year to incorporate such provisions.
JCI Pension Restoration Plan
Effective January 1, 2006, the Johnson Controls, Inc. Pension Restoration Plan was merged with and into this Plan, such that the benefits accrued under the Pension Restoration Plan as of December 31, 2005, will be accounted for and subject to the terms of this Plan effective January 1, 2006. Such accrued benefits will be subject to all of the same terms and conditions of the Plan as apply to the Pension Plan Supplement Benefits, but the amount of the benefits payable will be determined in accordance with Appendix C.
During 2005, the JCI Pension Restoration Plan was operated in good faith compliance with Code Section 409A. The provisions of this Plan that apply to the Pension Plan Supplement benefits effective as of January 1, 2005 are deemed to apply to the JCI Pension Restoration Plan effective as of the same date, and the JCI Pension Restoration Plan is amended with respect to the 2005 calendar year to incorporate such provisions.

APPENDIX E
YORK PENSION PLAN
1.	Eligibility. This Appendix E covers those employees of York International Corporation (on and after January 1, 2006), who are participants in the York International Corporation Pension Plan Number One for York Salaried Employees, and who are eligible to participate in the JCI Executive Deferred Compensation Plan. For purposes of determining the time and form of distribution of the benefits provided under this Appendix E and for all other purposes of the Plan document (excluding the other Appendices), the York International Corporation Pension Plan Number One for York Salaried Employees shall be considered the “Pension Plan.”

2.	Vesting. A Participant shall be entitled to benefits under this Appendix only if the Participant retires or otherwise terminates employment with the Company and its Affiliates on or after the Participant’s attainment of age fifty-five (55) and on or after the date on which the Participant has completed ten (10) years of service. For purposes of this Plan, a Participant shall be credited with years of service equal to the Participant’s years of Vesting Service credited under the Pension Plan, provided that years of service with York International Corporation (or any affiliate thereof) prior to January 1, 2006 shall not be counted as years of service hereunder. In the event that a Participant’s employment is terminated prior to satisfying the vesting requirements of this paragraph, no benefit shall be payable from this Appendix.

3.	Supplemental Retirement Benefit. A Participant who retires under the Pension Plan on or after January 1, 2006, or such Participant’s Spouse or other beneficiary, shall be entitled to a benefit payable hereunder equal to the excess, if any, of:
(a) The amount of Participant’s or surviving Spouse’s or other beneficiaries’ Pension Plan Benefits under the provisions of the Pension Plan, calculated on the assumption that all bonus amounts that the Participant elected to defer under the JCI Executive Deferred Compensation Plan were paid as “earnings” as defined in the Pension Plan (to the extent not already included in such “earnings” under the Pension Plan definition and subject to the limit on compensation imposed by Section 401(a)(17) of the Code); over
(b) The amount of Pension Plan Benefits actually payable to such Participant, surviving Spouse or other beneficiary for each month under the Pension Plan, as computed under the provisions of the Pension Plan.

ADDENDUM
SPECIAL GRANDFATHER AND TRANSITION RULES
          Pursuant to the provisions of Notice 2005-1 and the additional transition rules provided in proposed regulations under Code Section 409A:
1.	The terms of this Amended and Restated Plan shall not apply to any participant who terminated employment prior to January 1, 2005, and was entitled to a payment under Article 4 (prior to its amendment) or the JCI Pension Restoration Plan. Such participants shall continue to be entitled to receive payment of the supplemental pension benefit at the same time and in the same form as the benefit is paid under the Pension Plan.

2.	Any Participant who terminated employment during 2005 and 2006 and who was entitled to a payment under Article 4 (Pension Supplement) or the JCI Pension Restoration Plan received such payment in the same form and at the same time as payments were made under the Pension Plan. Those payments, and any other payments that began to be made under the Plan prior to January 1, 2005, shall continue to be paid in the form of distribution in effect as of the date payments began.

3.	The Company provided each Participant with an opportunity to file a new distribution election during calendar year 2005, with respect to his Savings Supplement Account and his vested PERT Equalization Benefit Plan Account, as applicable. The new distribution election allowed the Participant to select a lump sum or up to ten (10) annual installments for each of his sub-accounts. The distribution election received by the Administrator as of December 31, 2005 is irrevocable.

4.	The Company provided each Participant who did not have a vested interest in his PERT Equalization Benefit Plan Account with an opportunity to file a new distribution election during calendar year 2006, provided that such election could not cause a payment otherwise due in 2006 to be deferred to a later year or cause a payment otherwise due in 2007 to be made in 2006. The new distribution election allowed the Participant to select a lump sum or up to ten (10) annual installments for each of his sub-accounts. The distribution election received by the Administrator as of December 31, 2006 is irrevocable.

5.	During calendar year 2006, the Company provided Mr. C. David Myers with an opportunity to file an election as to the form of distribution for the portion of his Supplemental Plan Account attributable to retirement income supplemental contributions (and earnings thereon). The distribution election received by the Administrator as of December 31, 2006 is irrevocable with respect to such portion of the Supplemental Plan Account. The distribution election on file as of December 31, 2005, continues to apply to the remainder of his Supplemental Plan Account.

6.	For 2006, Mr. Barth and Mr. Wandell, participants under Appendix A, delayed the implementation of their salary increases until July 1, 2006. For purposes of calculating the Pension Plan Supplement and Matching Contributions under Appendix A for such individuals, the increase in base salary shall be deemed effective January 1, 2006.